May 11, 2026

Mark King
[ ]

On behalf of the Board of Directors of Jack in the Box Inc., this serves to confirm our offer to you for the position of Executive Chairman and Interim Chief Executive Officer (“Interim CEO”) of Jack in the Box Inc. (the “Company”) effective Monday, May 11, 2026.

Base Compensation:
Your monthly gross salary, equivalent to an annual salary of $1,500,000, will be paid on a bi-weekly basis equal to $57,692.31 per pay period.

Allowance:
You will receive a taxable annual technology allowance of $1,950, paid on a bi-weekly basis equal to $75 per pay period. This allowance is intended to assist with the cost of using your personal cell phone, internet, or other device for business purposes.

Annual Incentive:
You are not eligible to participate in the annual Performance Incentive Program for Jack in the Box Inc. executive officers.

Stock Award Grant:
As Interim CEO, you will receive a stock award grant equal to $2.4 million at grant, with the number of shares calculated by dividing the LTI value by the average closing price of Jack in the Box common stock for the 20-days prior to and ending on the last business day preceding the grant date of May 12, 2026. The grant will be made in the form of time-vested restricted stock units (RSUs) that vest ratably at one-twelve per month over one year from the grant date. The stock award grant is subject to the terms and provisions of the Jack in the Box Inc. Omnibus Incentive Plan and award agreement.

Stock Ownership Requirement:
You will be required to hold fifty-percent of the after-tax net shares resulting from the vesting of RSUs until you meet your stock ownership requirement.

Deferred Compensation Programs:
401(k) Plan - You are eligible to participate in the Company’s 401(k) plan (the “Easy$aver Plus Plan”). The 401(k) plan is a tax-qualified savings plan in which you can defer a portion of your pay (salary and annual incentive). After one year of service, the Company will match 100% of your deferrals up to 4% of pay. Deferrals in the 401(k) plan are subject to Internal Revenue Code (IRC) annual limits.

Vacation/Sick Program:
As Interim CEO, you will not accrue vacation; time off may be taken as needed and with consideration of the needs of the business. You will accrue six days per year of sick time which may be carried over each year to a maximum of 60 days.

Note: All programs described in this offer letter are subject to the terms of provisions of the plans which are subject to change at the absolute discretion of the Company and are not guaranteed in any way. To the extent the terms of any plan or policy differ from what is in this letter, the plan or policy will determine the right and the amount of any benefits.

Sincerely,

Steve Piano,
On behalf of the Jack in the Box Inc. Board of Directors